UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 3, 2017

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Executive Officer

Dr. Fred Ma, the Chief Medical Officer of Repro Med Systems, Inc. dba RMS Medical Products (“RMS”), became a principal executive officer of RMS on May 3, 2017.  Dr. Ma has served as an employee of the Company since November 1, 2016, and as a consultant since July 2015.

Dr. Ma has over 30 years of broad experience based on his neurosurgical practice, with significant emphasis in pharmaceuticals and medical device industries.  Prior to joining RMS, Dr. Ma was President and Managing Director of Medical Quality International, LLC, a pharmaceutical and medical device development consulting firm, from July 2014 to January 2016.  From June 2011 to July 2014, Dr. Ma was the Chief Medical Officer and Board of Director at Innovacyn, Inc. a pharmaceutical company.  Dr. Ma has a successful track record in all phases of product research and development culminating in final approvals, clearances, and commercialization. He is prominent within regulatory agencies and a multitude of professional organizations.  Dr. Ma has directly designed and supervised numerous product developments, 600 clinical trials, and has obtained many regulatory approvals and clearances in the United States and worldwide.  Dr. Ma earned his M.D. degree from Capital University of Medical Sciences, Beijing, D.M.Sc. (Doctorate of Medical Sciences (equivalent to combined M.D. and Ph.D. degrees) from University of Tokyo, Japan, and a Ph.D. from Rutgers University.

Compensatory Arrangements

On November 1, 2016 (the “Effective Date”), RMS and Dr. Ma entered into an employment agreement for an initial term expiring one year from the Effective Date, unless and until terminated as otherwise provided in the Agreement. The following summary of the employment agreement does not purport to be complete and is subject to and qualified in its entirety by the terms of the employment agreement.

The material terms of the agreement are as follows:

•

Dr. Ma’s annual base salary is $300,000 and includes quarterly equity compensation in the form of shares of common stock of the Company.  The stock will be awarded on the day following the last working day of each quarter.  The number of shares issued each quarter shall be determined by dividing $15,000 by the closing bid price of the Company’s common stock as reported by the OTC Markets Inc. as of the last working day such quarter.  The quarterly equity compensation set forth will cease October 31, 2017, and the parties will negotiate any replacement compensation in good faith.

•	Dr. Ma will be eligible to earn an annual bonus in accordance with Company policy and procedure for granting of bonuses to management and executives as may exist from time to time.

•

During the first six months of employment Dr. Ma will also receive up to $1,000 per month to cover the cost of temporary housing and in the case he relocates to within commuting distance of the Company during the twelve (12) month period ending October 31, 2017, up to $50,000 to cover costs attributable to such relocation.

•

If Dr. Ma’s employment is terminated by the Company other than for cause, Dr. Ma shall be entitled to receive an amount equal to (i) if the termination date is less than twelve (12) months after the effective date, his Base Salary as in effect as of the termination date, paid over time as if he were employed until the date that is twelve (12) months after the effective date; (ii) if the termination date is at least twelve (12) months after the effective date, six (6) months of the cash portion (but not the stock portion) of his base salary in effect as of the termination date, or (iii) if the termination date is at least twenty-four (24) months after the effective date, twelve (12) months of the cash portion (but not the stock portion) of his base salary in effect as of the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: May 5, 2017	By:	/s/ Andrew I. Sealfon
Andrew I. Sealfon President and Chief Executive Officer